UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 12, 2016, the Board of Directors (the “Board”) of Rubicon Technology, Inc. (the “Company”) determined to shut down production activities and close its facility in Penang, Malaysia, and to sell the Company’s assets relating to the Malaysian operations. Production activities at the Penang facility are expected to cease by November 30, 2016, with the shutdown of the facility to be completed by the end of the year. The Penang facility has been primarily engaged in producing polished and patterned substrates for the LED market. This action was taken in connection with the Board’s continuing review of alternatives for the Company with a goal of providing greater value to the Company’s stockholders, and in order for the Company to focus on the optical and industrial sapphire market for the foreseeable future.

The shutdown of the Penang facility will result in a workforce reduction of approximately 145 employees. Severance costs are estimated to be approximately $870 thousand and are expected to be recognized in the third quarter of 2016 with the majority of cash payments made in the fourth quarter of 2016. In addition, the Company expects to record a non-cash charge of between $7 million and $10 million for the write-down of fixed assets. Given that the Company is in the early stages of the shutdown process for the Penang facility, the amount and timing of some of these costs and charges are uncertain. Final amounts will be provided in the Company’s periodic filings with the Securities and Exchange Commission once they are determinable.

On September 12, 2016, the Company issued a press release announcing the above-described facility shutdown and certain other information. A copy of the press release is filed herewith as Exhibit 99.1 and is hereby incorporated by reference.

This Current Report on Form 8-K contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. Any statements contained in this Current Report on Form 8-K, except to the extent that they contain historical facts, are forward-looking, including statements regarding the expected timing and amount of charges and write-downs, that the Company will record in connection with its facility closure action. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, including include the Company’s ability to shut down the Malaysia facility without significant delays or obstacles, the Company’s ability to sell the assets in Malaysia and the price received therefor, the outcome of alternatives pursued by the Company to provide greater value to its stockholders, and general market conditions which may be beyond our control. For additional information and risk factors that could affect the Company, see its filings with the Securities and Exchange Commission, including the Risk Factors contained in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In consideration for his continued supervision of operations at the Penang facility through its closure in order for the Company to honor its customer obligations, on September 12, 2016, the Company approved cash bonuses to Hany Tamim, the Company’s Chief Operating Officer, for the months of October and November in the amount of either $10,000 or $15,000 per month, contingent on the polished wafer cost in the respective month being below specified thresholds. On the same date, the Company also determined that Mr. Tamim would be eligible to receive an incentive bonus equal to 1% of the sale price of the real estate in Penang if Mr. Tamim is able to arrange the successful sale of such property. These bonuses are subject to certain conditions, including Mr. Tamim’s continued employment with the Company through November 30, 2016. The bonus amounts described above would be in addition to severance payments that Mr. Tamim is eligible to receive under his letter of appointment with the Company and applicable law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: September 13, 2016	By:	/s/ Mardel A. Graffy
	Name:	Mardel A. Graffy
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 12, 2016.

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